Exhibit 99.3

WebMD Health Corp.

Financial Guidance for the Year Ending December 31, 2013

(in millions, except per share amounts)

	Guidance Range

Revenue	$430.0	$455.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)	$60.0	$80.0

Interest, taxes, non-cash and other items (b)
Interest expense, net	(23.0)	(23.0)
Depreciation and amortization	(30.0)	(28.0)
Non-cash stock-based compensation	(38.0)	(34.0)

Pre-tax loss from continuing operations	(31.0)	(5.0)

Income tax benefit (provision)	8.7	(1.5)

Loss from continuing operations	$(22.3)	$(6.5)

Loss from continuing operations per share:
Basic and Diluted	$(0.45)	$(0.13)

Weighted-average shares outstanding used in computing per share amounts:
Basic and Diluted	50.0	50.0

(a)	See Annex A – Explanation of Non-GAAP Financial Measures

(b)	Reconciliation of Adjusted EBITDA to loss from continuing operations

Additional information regarding forecast for the quarter ending March 31, 2013:

–	Revenue is forecasted to be in excess of $105 million.
–	Adjusted EBITDA as a percentage of revenue is forecasted to be in excess of 13%.
–	Loss from continuing operations as a percentage of revenue is forecasted to be approximately (6%).

Additional information regarding full year forecast:

–	The distribution of the annual revenue is expected to be approximately 82% public portals advertising and sponsorship and 18% private portal licensing. Quarterly revenue distributions may vary from this annual estimate.
–	Convertible Notes are not expected to be dilutive for the full year or any quarter.

The above guidance does not include the impact, if any, of future deployment of capital for items such as share repurchases or acquisitions, gains or losses from discontinued operations, or other non-recurring, one-time or unusual items.